Exhibit 5.1

January 21, 2005

ISTA Pharmaceuticals, Inc.

15295 Alton Parkway

Irvine, California 92618

Re: Common Stock Offering pursuant to Registration Statement on Form S-3 — Registration No. 333-114815

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of an aggregate of five million five hundred thousand (5,500,000) shares of Common Stock, $0.001 par value per share, of the Company (the “Firm Shares”) pursuant to the Registration Statement on Form S-3, Registration No. 333-114815, initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 23, 2004 (as amended by Amendment No. 1 thereto, the “Registration Statement”). The Company also has granted its underwriters an over-allotment option to purchase up to an additional 825,000 shares of Common Stock, par value $0.001 par value per share, of the Company (the “Option Shares” and, together with the Firm Shares, the “Company Shares”). The prospectus dated May 18, 2004 filed with the Registration Statement is hereinafter referred to as the Base Prospectus. The prospectus supplement dated January 21, 2005, in the form to be filed with the Commission under Rule 424(b) promulgated under the Securities Act, is hereinafter referred to as the Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

ISTA Pharmaceuticals, Inc.

January 21, 2005

Page Two

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the shares of the Common Stock.

Based on the foregoing, it is our opinion that the Company Shares, when issued and sold in the manner described in the Registration Statement and the related Base Prospectus and the Prospectus Supplement, will be legally issued, fully paid and nonassessable.

We are members of the Bar of the State of California and, accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning, nor do we express any opinion herein concerning, any law other than the laws of the State of California, the General Corporation Law of the State of Delaware and the federal law of the United States.

We consent to the use of this opinion as an exhibit incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Base Prospectus and the Prospectus Supplement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ STRADLING YOCCA CARLSON & RAUTH